UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2009

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-1955550

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Amended Compensation Arrangement with John M. Green
As previously announced by comScore, Inc. (the “Company”) in a press release and Current Report on Form 8-K each dated April 20, 2009, John M. Green, formerly the Company’s Chief Financial Officer, transitioned positions on April 20, 2009 to serve as the Company’s Executive Vice President of Human Capital.
In connection with Mr. Green’s transition to the position of Executive Vice President of Human Capital, the Company entered into a new employment offer letter agreement with Mr. Green dated May 20, 2009 (the “Agreement”). The Agreement supersedes all previous obligations of the Company, including provisions with respect to change of control and severance, under Mr. Green’s previous employment arrangement.
Under the terms of the Agreement, as approved by the compensation committee (the “Compensation Committee”) of the board of directors on May 18, 2009, Mr. Green will be paid a base salary of $222,000 per year (based on an initial annual salary of $240,000 as further reduced by 7.5% consistent with the reduction in cash compensation applied to the Company’s senior management in April 2009) and will also be eligible for the Company’s standard benefits programs. Mr. Green was also granted an additional 1,645 shares of restricted stock granted in association with the 7.5% reduction in cash compensation.
In connection with the modification of Mr. Green’s prior employment arrangement, 42,896 shares of unvested restricted stock were forfeited and unvested options for the purchase of 18,960 shares of the Company’s common stock held by Mr. Green were cancelled as of May 18, 2009. In addition to his vested restricted stock and option holdings, Mr. Green will retain 21,083 shares of unvested restricted stock (in addition to the aforementioned salary-adjustment grant of 1,645 unvested shares of restricted stock) and unvested options for the purchase of 16,248 shares of the Company’s common stock.
The unvested options for 16,248 shares and 11,083 unvested shares of restricted stock remain subject to vesting contingent upon Mr. Green’s continued status as a service provider of the Company. However, if Mr. Green is terminated without cause (as such term is defined in the award agreements) prior to the date on which these options and shares fully vest, these options and shares will fully vest upon his date of termination. The remaining 11,645 unvested shares of restricted stock remain subject to vesting contingent upon Mr. Green’s continued status as a service provider of the Company.
Also pursuant to the Agreement, Mr. Green will be eligible to participate in the Company’s 2009 Executive Equity Incentive Policy with a target restricted stock award level of 75% of his 2009 actual earned salary in his new position. The Company anticipates that this bonus restricted stock award, if awarded, would be made during the first quarter of 2010 based on Mr. Green’s actual performance. The Company further expects that one-quarter of the number of shares of the restricted stock award would vest immediately upon the grant date, and the remaining three-quarters of the shares of the restricted stock award would vest ratably over the three-year period following the grant date. All such vesting would be subject to Mr. Green’s continued status as a service provider of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ Christiana L. Lin
Christiana L. Lin
General Counsel and Chief Privacy Officer

Date: May 22, 2009